Exhibit 3.2

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.

GATSBY DIGITAL, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

In connection with the execution of the Clearing Agreement between Apex Clearing Corporation and Gatsby Digital, Inc. (the “Agreement”), this Warrant is issued to Apex Clearing Corporation or its assigns (the “Holder”) by Gatsby Digital, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used herein are defined in Section 1 hereof.

1.            Definitions. For purposes of this Warrant:

(a)         “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)         “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time.

(c)         “Excluded Issuance” means any issuance or sale by the Company after the Original Issuance Date of: (a) shares of Common Stock issued upon the exercise of this Warrant; (b) up to an aggregate of 100,000 shares of Common Stock (as such number of shares is equitably adjusted for subsequent stock splits, stock combinations, stock dividends and recapitalizations) issued directly or upon the exercise of options to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Company’s Board of Directors and issued pursuant to a Company equity incentive plan where applicable; or (c) shares of Common Stock, options or convertible securities issued to the lessor or vendor in any office lease or equipment lease or similar equipment financing transaction which is on arm’s length terms in which the Company obtains the use of such office space or equipment for its business

(d)         “Initial Public Offering” means the consummation of the Company’s sale of its Common Stock or other securities in the Company’s first underwritten public offering pursuant to an effective registration statement under the Act (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction).

(e)         “Qualified Financing” means the sale and issuance of the Company’s capital stock in a future bona fide equity financing that results in an aggregate purchase price paid to the Company by investors that are not related to or otherwise affiliated with the Company’s founders of not less than $750,000, excluding all convertible securities.

(f)         “Original Issuance Date” means the date of issuance of this Warrant as first set forth above.

2.            Purchase of Shares.

(a)         Number of Shares. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to 202,149 duly authorized, validly issued, fully paid and nonassessable shares of the Company’s Common Stock, par value $0.00001 per share (the “Common Stock”).

(b)         Exercise Price. The exercise price for the shares of Common Stock issuable pursuant to this Section 2 (the “Shares”) shall be $0.01 per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

3.            Exercise Period.

(a)         This Warrant may be exercised with respect to any of the unexercised Shares, in whole or in part, from time to time on any business day during the term (the “Exercise Period”) commencing on the date hereof and ending at 5:00 p.m. Central Time on the later of (i) six months after termination of the Agreement and (ii) the five (5) year anniversary of the Original Issuance Date (the “Expiration Date”); provided, however, that this Warrant shall no longer be exercisable and become null and void upon (x) the consummation of an Initial Public Offering and (y) the closing of an Acquisition; provided, however that notwithstanding Section 3(a)(y) hereof, this Warrant shall survive the closing of an Acquisition in which the acquiring, surviving or successor entity assumes the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant. In the event of an Initial Public Offering or Acquisition, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Initial Public Offering or Acquisition, during which time Holder may exercise this Warrant.

(b)         To the extent unexercised, this Warrant will be automatically deemed to be exercised on a “cashless” basis pursuant to Section 5(a)(ii) hereof for the benefit of the Holder (i) on the Expiration Date if this Warrant is not exercised by the Holder prior to 5:00 p.m. Central Time on the Expiration date, or (ii) in the event of an Initial Public Offering or Acquisition where the Holder does not otherwise exercise this Warrant, as applicable. As used in this Warrant, exercise of this Warrant means an exercise by the Holder on or prior to the end of the Exercise Period or upon an automatic exercise as described in this Section 3(b), as applicable.

4.            Method of Exercise.

(a)         While and to the extent this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby with respect to any Shares that are exercisable. Such exercise shall be effected by:

(i)            the surrender of this Warrant, together with a duly executed copy of the Exercise Notice attached hereto, to the Chief Executive Officer of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing) specifying the number of Shares to be purchased; and

(ii)           the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased in accordance with Section 5 below.

(b)         Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 4(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 4(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)         As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within twenty (20) days thereafter, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i)            a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)           in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 4(a) above or Section 5 below.

5.            Payment of the Exercise Price.

(a)          Payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased shall be made, at the option of the Holder, by:

(i)           delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such aggregate Exercise Price,

(ii)           instruction to the Company to issue shares then issuable upon exercise of all or any part of this Warrant on a net basis such that, without payment of any cash consideration or other immediately available funds, the Holder shall surrender this Warrant in exchange for the number of shares as is computed using the following formula:

X =	Y (A - B)
A

Where:

X =         the number of Shares to be issued to the Holder.

Y =         the total number of Shares for which the Holder has elected to exercise this Warrant pursuant to Section 4(a).

A =        the fair market value (as defined in Section 5(b) below) of one (1) Share (as of the applicable exercise date).

B =        the Exercise Price in effect under this Warrant (as adjusted to the applicable exercise date).

(iii)          surrendering to the Company (A) Shares previously acquired by the Holder with an aggregate fair market value as of the applicable exercise date equal to such aggregate Exercise Price and/or (B) other securities of the Company having a value as of the applicable exercise date equal to the aggregate Exercise Price (which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the fair market value thereof), or

(iv)          any combination of the foregoing.

(b)         For purposes of this Section 5, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted on any exchange or electronic securities market on which the Shares are listed, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded on such exchange). In the event that this Warrant is exercised pursuant to this Section 5 in connection with the Initial Public Offering, the fair market value per Share shall be the per share offering price to the public of the Initial Public Offering. If the Shares are not traded on an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain pursuant to a bona fide arm’s length transaction with a willing third party buyer not affiliated with the Company for Shares sold by the Company from authorized but unissued Shares, as such prices shall be reasonably determined jointly by the Company’s Board of Directors and the Holder.

(c)         In the event of any withholding of Shares or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) of Section 5(a) above where the number of Shares whose value is equal to the aggregate Exercise Price is not a whole number, the number of Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole Share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (i) such incremental fraction of a share being so withheld or surrendered multiplied by (ii) in the case of Common Stock, the fair market value per Share as of the applicable exercise date, and, in all other cases, the value thereof as of the applicable exercise date determined in accordance with Section 5(a)(iii)(B) above.

6.            Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a)          Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b)         Authorization. All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. The Company has full power and authority to enter into this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms.

(c)          Capitalization. As of the date of this Agreement, the Company has a fully diluted capitalization of [ ] shares.

(d)         Valid Issuance of Warrant and Shares. This Warrant is, and any warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued. The Company has taken all corporate action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant. All Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Shares are validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges. The Company shall take all such actions as may be necessary to ensure that all such Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

7.            Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)         Authorization. Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms.

(b)         Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same.

(c)         Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d)         Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)         Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f)          Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g)         No Public Market. Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Shares.

(h)         Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities other than to an affiliate of Holder unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of this Warrant, including, without limitation, this Section 7, and:

(i)            there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)           the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances; or

(iii)          if other than an individual, the Holder shall not make any disposition to any of the Company’s competitors as such is reasonably determined by the Company.

(i)          Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE COMPANY REQUESTS, AN OPINION SATISFACTORY TO THE COMPANY TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

(j)          Market Stand Off. To the extent requested by the Company or an underwriter of securities of the Company, the Holder and any permitted transferee thereof shall not, without the prior written consent of the managing underwriters in the IPO (as hereafter defined), offer, sell, make any short sale of, grant or sell any option for the purchase of, lend, pledge, otherwise transfer or dispose of (directly or indirectly), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership (whether any such transaction is described above or is to be settled by delivery of Securities or other securities, in cash, or otherwise), any Securities or other shares of stock of the Company then owned by the Holder or any transferee thereof, or enter into an agreement to do any of the foregoing, for up to 180 days following the effective date of the registration statement of the initial public offering of the Company (the “IPO”) filed under the Securities Act. For purposes of this paragraph, “Company” includes any wholly owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this paragraph and may impose stop transfer instructions with respect to the Securities and such other shares of stock of the Holder and any transferee thereof (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder and any transferee thereof shall enter into any agreement reasonably required by the underwriters to the IPO to implement the foregoing within any reasonable timeframe so requested. The underwriters for any IPO are intended third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions of this paragraph as though they were parties hereto.

8.            Adjustment to Exercise Price and Number of Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment until immediately following the Qualified Financing as follows (in each case, after taking into consideration any prior adjustments pursuant to this Section 8):

(a)         Adjustment to Exercise Price Upon Issuance of Common Stock. Except as provided in Section 8(c) and except in the case of an event described in either Section 8(e) or Section 8(f), if the Company shall, at any time or from time to time after the Original Issuance Date, issue or sell any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale, then immediately upon such issuance or sale, the Exercise Price in effect immediately prior to such issuance or sale shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i)            the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale; by

(ii)           the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale plus (B) the aggregate number of shares of Common Stock issued or sold by the Company in such issuance or sale.

(b)         Adjustment to Number of Warrant Shares Upon Adjustment to Exercise Price. Upon any and each adjustment of the Exercise Price as provided in Section 8(a), the number of Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Shares equal to the quotient obtained by dividing:

(i)            the product of (A) the Exercise Price in effect immediately prior to any such adjustment multiplied by (B) the number of Shares issuable upon exercise of this Warrant immediately prior to any such adjustment; by

(ii)           the Exercise Price resulting from such adjustment.

(c)         Exceptions to Adjustment Upon Issuance of Common Stock.Notwithstanding anything to the contrary set forth herein, there shall be no adjustment to the Exercise Price or the number of Shares issuable upon exercise of this Warrant with respect to any Excluded Issuance.

(d)         Subdivisions, Combinations or Dividends. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(d) shall become effective at the close of business on the date the subdivision, combination, issuance or sale becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(e)          Reclassification, Reorganization, Consolidation or Merger. In case of any reclassification, capital reorganization, merger or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(d) above), then, as a condition of such reclassification, reorganization, merger or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization, merger or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization, merger or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided that the aggregate Exercise Price shall remain the same.

(f)          Certain Events. If any event of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the issuance of options, the issuance of convertible securities, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Company’s Board of Directors shall make an appropriate adjustment in the Exercise Price and the number of Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 8; provided, that no such adjustment pursuant to this Section 8(f) shall increase the Exercise Price or decrease the number of Shares issuable as otherwise determined pursuant to this Section 8.

(g)          Notice of Adjustment. Whenever following the Original Issuance Date, any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly prepare a certificate signed by an executive officer setting forth in reasonable detail such adjustment, including the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant, the facts upon which it is based and certifying the calculation thereof and shall cause copies of such certificate to be mailed to the Holder at the address specified in Section 21 hereof or at such other address as may be provided to the Company in writing by the Holder.

9.            No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10.          Company Covenants.

(a)          Payment of Taxes. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Shares to any person other than the Holder, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(b)          Financial Information Rights. The Company shall provide the Holder with financial statements of the Company as such financial information becomes available to Company and any additional information requested by the Holder that Holder reasonably deems necessary to enable Holder to comply with Holder’s accounting or reporting requirements or that Holder may otherwise reasonably request, provided, however, that the Company shall not be obligated pursuant to this section 10(b) to provide access to any information the disclosure of which, could adversely affect the attorney client privilege between the Company and its counsel; and provided further that all information received by the holder under this Section 10(b) shall be treated and held by the Holder in confidence in accordance with the terms of Section 11.

11.          Confidentiality. In handling any confidential information, Holder shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Holder’s Subsidiaries or Affiliates; (b) as required by law, regulation, subpoena, or other order; (c) to Holder’s lawyers, accountants and workout or turnaround consultants; and (d) to any other third-party service providers of Holder so long as such service providers have executed a confidentiality agreement with Holder with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Holder’s possession when disclosed to Holder, or becomes part of the public domain after disclosure to Holder; or (ii) disclosed to Holder by a third party if Holder does not know that the third party is prohibited from disclosing the information.

12.          Holder Not Deemed a Stockholder; Limitations on Liability. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 12, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

13.          Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment in the form attached hereto, together with funds sufficient to pay any transfer taxes described in Section 10(a) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new warrant or warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

14.          Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of this Warrant and any transfers thereof. The Company may deem and treat the person in whose name this Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of this Warrant effected in accordance with the provisions of this Warrant.

15.          Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new warrant of like tenor and exercisable for an equivalent number of Shares as this Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

16.          No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

17.          Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware. Each of the Company and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

18.          Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19.          Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

20.          Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

21.          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 21):

If to the Company:

Gatsby Digital, Inc.

28 Liberty St f6

New York, NY 10005

Attention: Ryan Belanger-Saleh

With a copy to:

Sacha Ross

Cooley LLP

55 Hudson Yards

If to Holder:

At the address shown on the signature page hereto, with a copy to apex-legal@apexclearing.com.

22.          Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

23.          Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable out-of-pocket attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

24.          Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. This Warrant may only be amended and the observance of any term of this Warrant may only be waived (either generally or in a particular instance and either retroactively or prospectively) by an agreement in writing signed by each party hereto. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

25.          Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

GATSBY DIGITAL, INC.

By:
Name:	Ryan Belanger-Saleh
Title:	Chief Executive Officer
7/18/2019

ACKNOWLEDGED AND AGREED:

APEX CLEARING CORPORATION

By:
Name:
Title:

FORM OF EXERCISE NOTICE

Gatsby Digital, Inc.

Attention: Ryan Belanger-Saleh

The undersigned is the Holder of the Warrant (the “Warrant”) issued by Gatsby Digital, Inc., a Delaware Corporation (“Gatsby”), which accompanies this Exercise Notice. The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

❑	_____________ shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

❑	Net exercise the attached Warrant with respect to __________ Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 7 hereof are true and correct as of the date hereof. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

Following this exercise, the Warrant shall be exercisable to purchase __________ remaining Shares.

HOLDER:

Date:	By:

Address:

Name in which shares should be registered:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute
this form and supply required information.
Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto the following the right represented by the foregoing Warrant to purchase __________ Shares to which the foregoing Warrant relates and appoints _______________________ attorney to transfer said right on the books of [COMPANY NAME] (the “Company”) with full power of substitution in the premises:

Name:
(Please Print)

Address:
(Please Print)

Holder’s
Signature:

Holder’s
Address:

Dated:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

Exhibit A

Capitalization Table

Capitalization Table

Gatsby Digital, Inc.	Today's Date:	Date
	Techstars Ownership %	6.0%

						No. new
						Shares
			Options/	Pre-Techstars	Pre-Techstars	(Common	Post-Techstars	Post-Techstars
Investor/Equity Holder	Common Stock	Preferred Stock	Warrants	Total	Ownership%	Stock)	Total	Ownership %
Davis Gaynes	1,000,000			1,000,000	9.89%		1,000,000	9.30%
Alex Wohl	1,000,000			1,000,000	9.89%		1,000,000	9.30%
Jeff Myers	4,000,000			4,000,000	39.57%		4,000,000	37.20%
Ryan T Belanger-Saleh	4,000,000			4,000,000	39.57%		4,000,000	37.20%
Plug and Play	107,450			107,450	1.06%		107,450	1.00%
Insert Remaining Option Pool			0	-	0.00%		0	0.00%
Techstars				-	0.00%	645,156	645,156	6.00%
Total	10,107,450	-	-	10,107,450	100.00%	645,156	10,752,606	100.00%

If the company has any convertible debt, please list conversion terms & amounts here:

Convertible Debt / SAFE Holder	Type (Debt/Safe)	Date	Amount	Interest	Maturity Date	Discount	Cap
Alex Wohl	SAFE	10/1/2017	$10,000	0	none	none	none
Davis Gaynes	SAFE	10/1/2017	$10,000	0	none	none	none
Techstars	Convertible Debt	12/1/2018	$100,000	5%	12/1/2020	20%	$3,000,000
Peter Lawler	Convertible Debt	12/1/2018	$12,500	5%	12/1/2020	20%	$3,000,000
Alex Wohl	Convertible Debt	12/1/2018	$25,000	5%	12/1/2020	20%	$3,000,000
John Smollen	Convertible Debt	12/1/2018	$12,500	5%	12/1/2020	20%	$3,000,000
Peter Horowitz	Convertible Debt	12/1/2018	$25,000	5%	12/1/2020	20%	$3,000,000
Rob WIsniewski	Convertible Debt	12/1/2018	$10,000	5%	12/1/2020	20%	$3,000,000
Chris Adeisbach	Convertible Debt	12/1/2018	$30,000	5%	12/1/2020	20%	$3,000,000
SW5 Ventures	Convertible Debt	12/1/2018	$50,000	5%	12/1/2020	20%	$3,000,000
Radius Bank	Convertible Debt	12/1/2018	$50,000	5%	12/1/2020	20%	$3,000,000
Plug and Play Ventures	Convertible Debt	5/1/2019	$60,000	5%	5/1/2021	0%	$6,000,000
SWS Ventures	Convertible Debt	5/1/2019	$500,000	4%	5/1/2021	0%	$6,000,000
Peter Lawler	convertible Debt	5/1/2019	$50,000	4%	5/1/2021	0%	$6,000,000
Plug and Play	Convertible Debt	5/1/2019	$45,000	4%	5/1/2021		$6,000,000
Jeff Paul	Convertible Debt	5/1/2019	$100,000	4%	5/1/2021	0%	$6,000,000
Chris Adelsbach	Convertible Debt	5/1/2019	$15,000	4%	5/1/2021	0%	$6,000,000
Peter Horowitz	Convertible Debt	5/1/2019	$10,000	4%	5/1/2021	0%	$6,000,000
John Smollen	Convertible Debt	5/1/2019	$50,000	4%	5/1/2021	0%	$6,000,000
Jay Page	Convertible Debt	5/1/2019	$25,000	4%	5/1/2021	0%	$6,000,000
Rob Weisnewskl	Convertible Debt	5/1/2019	$5,000	4%	5/1/2021	0%	$6,000,000
Brian Duggan	Convertible Debt	5/1/2019	$50,000	4%	5/1/2021	0%	$6,000,000
Jeffrey Friedatein	Convertible Debt	5/1/2019	$25,000	4%	5/1/2021	0%	$6,000,000